Exhibit 99.1

Garrett Motion Reports First Quarter 2019 Financial Results

First Quarter 2019 Highlights

•	Net sales totaled $835 million; down 8.7% reported and 3.2% organically*

•	Net income increased 25.9% to $73 million

•	Earnings per basic and diluted share were $0.98 and $0.97, respectively

•	Adjusted EBITDA* decreased 10.2% to $159 million

•	Adjusted EBITDA margin* was 19.0%

•	Net debt* reduced by $40 million in the quarter to $1,392 million at March 31, 2019

•	2019 outlook unchanged

ROLLE, Switzerland, May 7, 2019 – Garrett Motion Inc. (NYSE: GTX), a cutting-edge technology provider that enables vehicles to become safer, more connected, efficient and environmentally friendly, today announced its financial results for the first quarter of 2019.

Q1 2018**	$ Millions (unless otherwise noted)	Q1 2019
915	Net sales	835
704	Cost of goods sold	639
211	Gross profit	196
23.1%	Gross profit %	23.5%
63	Selling, general and administrative	60
177	Adjusted EBITDA*	159
19.3%	Adjusted EBITDA margin*	19.0%
113	Income before taxes	97
58	Net income	73
28	Expenditures for property, plant and equipment	21

Dec. 31, 2018	$ Millions (unless otherwise noted)	March 31, 2019
1,432	Net debt*	1,392
2.96x	Net debt to Consolidated EBITDA ratio*	3.00x

*	See reconciliations to the nearest GAAP measure in pages 5-12.
**	For the periods prior to the spin-off from Honeywell, the financial information is prepared under the combined basis described in our Form 10-Q for the quarter ended September 30, 2018.

“We are off to a strong start in 2019,” said Olivier Rabiller, President and CEO. “During the first quarter, we maintained our attractive margin profile, thanks in part to our highly variable cost structure, amid challenging market conditions which began late last year and continued at the onset of 2019. We continue to achieve significant productivity gains while rebalancing our passenger vehicle portfolio as the percentage of gasoline sales climbed to 29% in the quarter, up 400 basis points from the prior year. In addition, we increased our aftermarket and commercial vehicle businesses to 33% of net sales, further mitigating the impact of short-term fluctuations in auto sales. Going forward, we expect modest improvement in global automotive demand and remain on track to meet our previously stated targets for the full year as we continue to deliver leading vehicle technologies for our global customers.”

Results of Operations

Net sales for the first quarter of 2019 were $835 million compared to $915 million in the first quarter of 2018, a decrease of 8.7%. On an organic basis, net sales for the quarter declined 3.2%. The decrease was primarily driven by lower net sales for light vehicles OEM products by $68 million ($39 million of which was due to foreign currency translation). Lower diesel volumes in Europe were partially offset by higher gasoline volumes stemming from increased turbocharger penetration in gasoline engines and new product launches. During the quarter, net sales of commercial vehicles OEM products decreased slightly by $4 million and aftermarket products net sales declined approximately $2 million.

Cost of goods sold for the first quarter of 2019 was $639 million, compared to $704 million in the first quarter of 2018. The decline was primarily driven by decreases in direct material costs and labor expenses stemming from lower volumes. In addition, research and development expenses in the quarter were $32 million versus $31 million in Q1 2018.

Gross profit percentage for the first quarter of 2019 of 23.5% increased from 23.1% in the first quarter of 2018, primarily due to higher productivity, partially offset by the impact from product mix and pricing.

Selling, general and administrative (SG&A) expenses for the first quarter of 2019 totaled $60 million, compared to $63 million in Q1 2018. As a percentage of net sales, SG&A for the quarter was 7.2% versus 6.9% in the first quarter of 2018, primarily due to lower sales.

Other expenses - net for the first quarter of 2019 declined to $19 million from $42 million in the first quarter of 2018. During the first quarter of 2019, the company recognized $15 million in legal fees related to its Indemnification and Reimbursement Agreement with Honeywell.

Net income for the first quarter of 2019 was $73 million, compared to net income of $58 million in the first quarter of 2018.

Earnings per basic and diluted share were $0.98 and $0.97, respectively, in the first quarter of 2019, compared to $0.78 per basic and diluted share in the first quarter of 2018. The weighted average number of basic and diluted common shares outstanding was 74,229,627 and 75,379,228, respectively, in the first quarter of 2019, and 74,070,852 for both basic and diluted shares in the first quarter of 2018.

Expenditures for Property, Plant and Equipment for the first quarter of 2019 totaled $21 million, or 2.5% of net sales, compared to $28 million, or 3.1% of net sales, in the first quarter of 2018.

Q1 2019 Non-GAAP Financial Measures

Adjusted EBITDA for the first quarter of 2019 was $159 million versus $177 million in the same period in 2018, primarily due to lower revenue, partially offset by productivity. The Adjusted EBITDA margin was 19.0% in the quarter versus 19.3% in the first quarter of 2018. For the first quarter of 2019, cash flow provided by operations minus capital expenditures was $15 million.

Liquidity and Capital Resources

As of March 31, 2019, Garrett had approximately $689 million in available liquidity, including $207 million in cash and cash equivalents and $483 million available under its revolving credit facility.

As of March 31, 2019, net debt totaled $1,392 million compared to $1,432 million as of December 31, 2018, a reduction of approximately $40 million. Net Debt to Consolidated EBITDA (as defined in the Credit Agreement) was 3.00x as of March 31, 2019 compared to 2.96x as of December 31, 2018. Garrett’s weighted average stated interest rate was 3.1% as of March 31, 2019, and the company has no significant debt maturities until 2023.

2019 Outlook

Garrett’s previously stated outlook for the full year 2019 remains unchanged. The company anticipates between 2% and 4% in organic growth in net sales, and between $630 million and $650 million in Adjusted EBITDA, (compared to Adjusted EBITDA of $618 million in 2018 on a comparable basis) assuming current foreign exchange rates. Garrett is also targeting Adjusted Levered Free Cash Flow conversion in 2019 between 55% and 60%. The rebalancing of Garrett’s portfolio towards gasoline products continues and our gasoline business is expected to be at similar levels as diesel by the end of 2019.

Conference Call

Garrett will host a conference call on Tuesday, May 7, 2019 at 8:30 am Eastern Time / 2:30 pm Central European Time. The dial-in number for callers in the U.S. is +1-844-835-9983 and the dial-in number for international callers is +1-412-317-5268. The access code for all callers is 10130150. A live webcast and related slide presentation will also be available at http://investors.garrettmotion.com/.

A replay of the conference call can be accessed through May 21, 2019 by dialing +1-877-344-7529 in the U.S. and +1-412-317-0088 outside the U.S., and then entering the access code 10130150. The webcast will also be archived on Garrett’s website.

Material Weakness in Internal Control Over Financial Reporting

In accordance with the terms of our Indemnification and Reimbursement Agreement with Honeywell, our Consolidated and Combined Balance Sheets reflect a liability of $1,196 million in Obligations payable to Honeywell as of March 31, 2019, (the “Indemnification Liability”). The amount of the Indemnification Liability is based on information provided to us by Honeywell with respect to Honeywell’s assessment of its own asbestos-related liability payments and accounts payable as of such date and is calculated in accordance with the terms of the Indemnification and Reimbursement Agreement. Honeywell estimates its future liability for asbestos-related claims based on a number of factors.

As previously disclosed in our Annual Report on Form 10-K and our Consolidated and Combined Financial Statements for the year ended December 31, 2018, our management determined that there was a material weakness in our internal control over financial reporting relating to the supporting evidence for our liability to Honeywell under the Indemnification and Reimbursement Agreement. Specifically, we were unable to independently verify the accuracy of the certain information Honeywell provided to us that we used to calculate the amount of our Indemnification Liability, including information provided in Honeywell’s actuary report and the amounts of settlement values and insurance receivables. For example, Honeywell did not provide us with sufficient information to make an independent assessment of the probable outcome of the underlying asbestos proceedings and whether certain insurance receivables are recoverable. This material weakness has not yet been remediated.

In consultation with our outside advisors, we are working to obtain additional information about the Indemnification Liability through a dialogue and iterative process with Honeywell. We are still engaged in that process, and it remains a high priority for the company.

Forward-Looking Statements

This presentation contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding our anticipated financial performance, expectations regarding global automotive demand, anticipated growth of our gasoline business, and projections and explanations regarding our technology solutions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2018, as well as our other filings with the Securities and Exchange Commission, under such headings “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures

This presentation includes EBIT, EBITDA, Adjusted EBITDA, Adjusted EBITDA minus CAPEX, Adjusted EBIT, Net Debt, Net Debt to Consolidated EBITDA, Consolidated Debt to Consolidated EBITDA, Adjusted Unlevered Free Cash Flow, Adjusted Levered Free Cash Flow, Levered Free Cash Flow, Consolidated EBITDA, Consolidated EBITDA excluding Honeywell indemnity obligation; Adjusted EBITDA Margin, Consolidated EBITDA Margin, Adjusted EBIT Margin, Consolidated EBITDA excluding Honeywell indemnity obligation Margin, Cash flow from operations minus capital expenditures, organic sales growth and other financial measures not compliant with generally accepted accounting principles in the United States (“GAAP”). The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Garrett believes that Adjusted EBITDA, Adjusted EBITDA Margin, Consolidated EBITDA, Consolidated EBITDA Margin, and Adjusted EBIT are important indicators of operating performance because they exclude the effects of income taxes and certain other expenses, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measures our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Consolidated and Combined Financial Statements, see our annual report on Form 10-K for the year ended December 31, 2018.

Additional disclaimers

Prior to Garrett’s spin-off from Honeywell on October 1, 2018, Garrett’s historical financial statements were prepared on a stand–alone basis and derived from the consolidated financial statements and accounting records of Honeywell. Accordingly, for periods prior to October 1, 2018, our financial statements are presented on a combined basis and for the periods subsequent to October 1, 2018 are presented on a consolidated basis (collectively, the historical financial statements for all periods presented are referred to as “Consolidated and Combined Financial Statements”). The Consolidated and Combined Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical consolidated and combined financial information may not be indicative of our future performance and does not necessarily reflect what our consolidated and combined results of operations, financial condition and cash flows would have been had the business operated as a separate, publicly traded company during the periods presented, particularly because of changes that we have experienced and expect to continue to experience in the future as a result of our separation from Honeywell, including changes in the financing, cash management, operations, cost structure and personnel needs of our business.

About Garrett Motion Inc.

Garrett Motion (www.garrettmotion.com) is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more news and information on Garrett, please visit www.garrettmotion.com/news.

Contacts:

MEDIA	INVESTOR RELATIONS
Michael Cimini	Paul Blalock
+1 973 867-7014	+1 862 812-5013
michael.cimini@garrettmotion.com	paul.blalock@garrettmotion.com

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	For the Three Months Ended March 31,
	2019	2018
Net sales	$835	$915
Cost of goods sold	639	704

Gross profit	$196	$211

Selling, general and administrative expenses	60	63
Other expense, net	19	42
Interest expense	16	2
Non-operating expense (income)	4	(9)

Income before taxes	$97	$113

Tax expense	24	55

Net income	$73	$58

Earnings per common share
Basic	$0.98	$0.78
Diluted	$0.97	$0.78
Weighted average common shares outstanding
Basic	74,229,627	74,070,852
Diluted	75,379,228	74,070,852

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in millions)	For the Three Months Ended March 31,
	2019	2018
Net income	$73	$58
Foreign exchange translation adjustment	59	(177)
Defined benefit pension plan adjustment, net of tax	1	—
Changes in fair value of effective cash flow hedges, net of tax	3	(7)

Total other comprehensive (loss) income, net of tax	63	(184)

Comprehensive income (loss)	$136	$(126)

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	($ in millions)
ASSETS
Current assets:
Cash and cash equivalents	$207	$196
Accounts, notes and other receivables—net	790	750
Inventories—net	181	172
Other current assets	61	71

Total current assets	1,239	1,189
Investments and long-term receivables	35	39
Property, plant and equipment—net	424	438
Goodwill	193	193
Deferred income taxes	159	165
Other assets	122	80

Total assets	$2,172	$2,104

LIABILITIES
Current liabilities:
Accounts payable	881	916
Current Maturities of long-term debt	23	23
Obligations payable to Honeywell, current	124	127
Accrued liabilities	433	426

Total current liabilities	1,461	1,492
Long-term debt	1,542	1,569
Deferred income taxes	29	27
Obligations payable to Honeywell	1,350	1,399
Other liabilities	242	210

Total liabilities	$4,624	$4,697

COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common stock, par value $0.001; 400,000,000 shares authorized; 74,634,286 and 74,070,852 issued and 74,583,259 and 74,019,825 outstanding as of March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in capital	10	5
Retained Earnings	(2,598)	(2,671)
Accumulated other comprehensive income	136	73

Total stockholders’ deficit	(2,452)	(2,593)

Total liabilities and stockholders’ deficit	$2,172	$2,104

GARRETT MOTION INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

($ in millions)	Three Months Ended March 31
	2019	2018
Cash flows from operating activities:
Net (loss) income	$73	$58
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Deferred income taxes	3	28
Depreciation	19	18
Amortization of deferred issuance costs	2	—
Foreign exchange (gain) loss	7	(8)
Stock compensation expense	5	7
Pension expense	1	2
Other	4	1
Changes in assets and liabilities:
Accounts, notes and other receivables	(43)	(113)
Receivables from related parties	—	2
Inventories	(14)	4
Other assets	13	(29)
Accounts payable	(24)	27
Payables to related parties	—	(19)
Accrued liabilities	12	27
Obligations payable to Honeywell	(21)	—
Asbestos-related liabilities	—	2
Other liabilities	(1)	5

Net cash provided by (used for) operating activities	$36	$12

Cash flows from investing activities:
Expenditures for property, plant and equipment	(21)	(28)
Increase in marketable securities	—	(21)
Decrease in marketable securities	—	202
Other	1	2

Net cash provided by (used for) investing activities	$(20)	$155

Cash flows from financing activities:
Net increase in Invested deficit	—	812
Proceeds from revolving credit facility	140	—
Payments of revolving credit facility	(140)	—
Payments of long-term debt	(6)	—
Payments related to related party notes payable	—	(493)
Net change to cash pooling and short-term notes	—	(482)
Other	1	—

Net cash provided by (used for) financing activities	(5)	(163)

Effect of foreign exchange rate changes on cash and cash equivalents	—	7

Net increase (decrease) in cash and cash equivalents	11	11

Cash and cash equivalents at beginning of period	196	300

Cash and cash equivalents at end of period	$207	$311

Reconciliation of Net Income to Adjusted EBITDA and Consolidated EBITDA

($ in millions)	For the Three Months Ended March 31,		LTM Ended March 31,	LTM Ended December 31,
	2019	2018	2019	2018
Net income —GAAP	$73	$58	$1,195	$1,180
Tax expense	24	55	(815)	(784)

Profit before taxes	97	113	380	396
Net interest expense (income)	15	(1)	29	13
Depreciation	19	18	73	72

EBITDA (Non-GAAP)	131	130	482	480

Other operating expenses, net (asbestos and environmental expenses) (2)	19	42	97	120
Non-operating (income) expense (3)	—	(4)	—	(4)
Stock compensation expense (4)	5	7	19	21
Repositioning charges (5)	1	2	1	2
Non-recurring Spin-Off Costs (6)	3	—	9	6
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	—	(7)	(7)

Adjusted EBITDA (Non-GAAP)	$159	$177	$601	$618

Adjusted EBITDA Margin (Non-GAAP) % (1)	19.0%	19.3%	18.2%	18.3%
FX Hedging (gain) / loss (net)	7	13	31	38
Adjusted EBITDA Excluding FX Hedging (gain) / loss net (Non-GAAP)	$166	$190	$632	$656

Adjusted EBITDA Margin, Excl FX Hedging (Non-GAAP) % (1)	19.9%	20.8%	19.2%	19.4%
Honeywell Indemnity Obligation payment	(38)	(44)	(167)	(172)
Additional pro forma standalone costs (7)	—	(2)	1	(1)
Pro Forma impact on cash paid to customers to be capitalized vs expensed	—	—	—	—
Other non-recurring, non-cash expense	—	4	(2)	2

Consolidated EBITDA	$128	$148	$464	$484

Add. Honeywell Indemnity Obligation Payment	38	44	167	172

Consolidated EBITDA (excl. Honeywell indemnity obligation) (non-GAAP)	$166	$192	$631	$656

Consolidated EBITDA % margin (excl. Honeywell indemnity obligation) (non-GAAP) (1)	19.9%	21.0%	19.2%	19.4%

(1)

Adjusted EBITDA Margin, Adjusted EBITDA Margin Excluding FX hedging and Consolidated EBITDA % margin (excluding Honeywell indemnity obligation) represent Adjusted EBITDA, Adjusted EBITDA Excluding FX hedging and Consolidated EBITDA (excluding Honeywell indemnity obligation) as a percentage of net sales, respectively.

(2)

For periods prior to the Spin-Off, we reflect an estimated liability for resolution of pending and future asbestos related and environmental liabilities primarily related to the Bendix legacy Honeywell business, calculated as if we were responsible for 100% of the Bendix asbestos-liability payments. We recognized a liability for any asbestos related contingency that was probable of occurrence and reasonably estimable. In connection with the recognition of liabilities for asbestos-related matters, we recorded asbestos-related insurance recoveries that are deemed probable. In periods subsequent to the Spin-Off, the accounting for the majority of our asbestos-related liability payments and accounts payable reflect the terms of the Indemnification and Reimbursement Agreement with Honeywell entered into on September 12, 2018, under which we are required to make payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of the Business, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. See Note 17, Commitments and Contingencies of Notes to the Consolidated and Combined Interim Financial Statements.

(3)	Non-operating expense (income) adjustment excludes net interest (income), the non-service components of pension expense, equity income of affiliates, and the impact of foreign exchange.
(4)	Stock compensation expense adjustment includes only non-cash expenses.
(5)	Repositioning charges adjustment primarily includes severance costs related to restructuring projects to improve future productivity.
(6)

Non-recurring Spin-Off costs primarily include one-time costs incurred for the set-up of the IT, Legal, Finance, Communications and Human Resources functions after the Spin-Off from Honeywell on October 1, 2018.

(7)	Incremental costs above Corporate allocations already included in Adjusted EBITDA based on standalone assessment.

Reconciliation of Adjusted EBITDA Minus Capital Expenditures as % of Adjusted EBITDA

	For the Three Months Ended March 31,
	2019	2018
Adjusted EBITDA	$159	$177

CAPEX (Expenditures for property, plant and equipment)	$(21)	$(28)

Adjusted EBITDA minus CAPEX	$138	$149

Adjusted EBITDA minus CAPEX as % of Adjusted EBITDA	87%	84%

Reconciliation of Net Income to Adjusted EBIT

	For the Three Months Ended March 31,
	2019	2018
Net income – GAAP	$73	$58
Tax expense	24	55

Profit before taxes	97	113
Net interest (income) expense	15	(1)

EBIT (Non-GAAP)	112	112

Other operating expenses, net (asbestos and environmental expenses)	19	42
Non-operating (income) expense	—	(4)
Stock compensation expense	5	7
Repositioning charges	1	2
Non-recurring Spin-Off Costs	3	—
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—	—

Adjusted EBIT	$140	$159

Adjusted EBIT Margin %(1)	16.8%	17.4%
FX Hedging (gain) / loss (net)	7	13

Adjusted EBIT Excluding FX Hedging (gain) / loss net (Non-GAAP)	$147	$172

Adjusted EBIT Excluding FX Hedging Margin (Non-GAAP) %(1)	17.6%	18.8%

Reconciliation of Organic Sales % Change

	For the Three Months Ended March 31,
	2019	2018
Garrett
Reported sales % change	(9%)	19%
Less: Foreign currency translation	(6%)	11%

Organic sales % change	(3%)	8%

Gasoline
Reported sales % change	8%	38%
Less: Foreign currency translation	(7%)	13%

Organic sales % change	15%	25%

Diesel
Reported sales % change	(22%)	12%
Less: Foreign currency translation	(6%)	13%

Organic sales % change	(16%)	(1%)

Commercial vehicles
Reported sales % change	(2%)	24%
Less: Foreign currency translation	(4%)	7%

Organic sales % change	2%	17%

Aftermarket and other sales
Reported sales % change	(6%)	5%
Less: Foreign currency translation	(3%)	7%

Organic sales % change	(3%)	(2%)

Reconciliation of Cash flow from operations less Expenditures for property, plant and equipment

($ in millions)	For the Three Months Ended March 31,
	2019	2018
Net cash provided by (used for) operating activities	$36	$12
Expenditures for property, plant and equipment	$(21)	$(28)

Cash flow from operations less Expenditures for property plant and equipment	$15	$(16)

Reconciliation of Net Debt and Consolidated Debt, and Related ratios

($ in millions)	March 31, 2019	December 31, 2018
Secured Debt	$1,205	$1,227
Revolving Cash Facility	—	—
Unsecured Debt	393	401

Term Debt	1,598	1,628
Net Debt Related Hedge Obligations	(26)	(19)

Consolidated Debt	1,572	1,609

Term Debt	1,598	1,628
Related Party Note	—	—
Cash and Cash Equivalent	(207)	(196)

Net Debt	1,392	1,432

Consolidated EBITDA (last 12 months)	$464	$484

Net Debt to Consolidated EBITDA	3.00x	2.96X

Consolidated Debt to Consolidated EBITDA	3.39X	3.33X

Reconciliation of Net Income – GAAP to EBITDA and Adjusted EBITDA, and to Adjusted Unlevered, Adjusted Levered and Levered Free Cash Flow (FCF)

($ in millions)	For the Three Months Ended March 31, 2019
Net Income — GAAP	$73
Tax expense	24

Profit Before Taxes	97
Net interest (income) expense	15
Depreciation	19

EBITDA (Non-GAAP)	131
Other operating expenses, net (asbestos and environmental expenses)	19
Non-operating (income) expense	—
Stock compensation expense	5
Repositioning charges	1
Foreign exchange (gain) loss on debt, net of related hedging (gain) loss	—
Non-recurring Spin-Off Costs	3

Adjusted EBITDA (Non-GAAP) included in Form 10-Q	159

Change in working capital	(81)
Taxes (without MTT)	(12)
Capital Expenditures	(21)
Other	16

Adjusted Unlevered FCF	61

Interests	(8)

Adjusted Levered FCF	53

Indemnity Obligation & MTT to HON	(38)

Levered FCF	$15